NEUBERGER BERMAN INCOME FUNDS

TRUST CLASS
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Strategic Income Fund

Dated: October 31, 2011